NEWS RELEASE

For Immediate Release
Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Reports Higher Sales and Earnings from Continuing Operations in Second Quarter of Fiscal 2006, Reiterates Full-Year Earnings Per Share Outlook

Racine, WI, October 19, 2005 - Modine Manufacturing Company (NYSE: MOD), a global leader in thermal management solutions, today reported earnings from continuing operations of $14.3 million, or $0.41 per fully diluted share, in the second quarter of fiscal 2006 ended September 26, 2005, which was up slightly from the prior year’s earnings of $13.9 million, or $0.40 per fully diluted share. This was the 8th consecutive quarter of year-over-year earnings per share growth.
Fiscal 2006 second quarter revenues from continuing operations increased 32% to $404.2 million from $306.7 million, the 13th consecutive quarter of year-over-year sales growth. Excluding the impact of acquisitions, the year-over-year revenue increase was 9%.
“We were particularly encouraged by strong volumes in our North American Truck and European Heavy-Duty markets and the overall accretive impact of acquisitions in our second quarter results,” said David Rayburn, Modine President and Chief Executive Officer. “However, these positive factors were offset by certain litigation and corporate severance expenses, as well as an unfavorable product mix in our European Automotive business. All in all, we remain optimistic on the Company’s outlook and reconfirm our full-year expectations announced in July.”
Beginning with the second quarter of fiscal 2006 on an unaudited, pro forma historical basis, Modine presents results from continuing operations, which excludes its former Aftermarket business. Modine spun off its Aftermarket business on July 22, 2005 and merged it with Transpro, Inc., to form Proliance International, Inc. Modine has classified its former Aftermarket business as a discontinued operation, given the spin-off and the impact of the Aftermarket business on the Company due to its relative sales level. As a result, on October 19, 2005, the Company issued unaudited, pro forma historical earnings statements for the first quarter of fiscal 2006, by quarter for fiscal 2005 and annually for fiscal years 2004 and 2003.
Including discontinued operations, net losses in the quarter were $(36.1) million, or $(1.04) per fully diluted share, versus $14.1 million, or $0.41 per fully diluted share, last year. These results include a non-cash charge to discontinued operations of $50.8 million, or $(1.46) per fully diluted share, in line with prior guidance, to reflect the difference between the value that Modine shareholders received in Proliance International, Inc., a function of the price of Transpro, Inc. at the time of the closing and the asset carrying value of Modine’s Aftermarket business.
For the second quarter of fiscal 2006, operating cash flow was $27.7 million. For the first half of fiscal 2006, operating cash flow jumped 58% to $50.0 million. The return from continuing operations on average capital employed (ROACE)** for the four quarters ended September 26, 2005 improved significantly to 11.1%, reaching Modine’s stated ROACE target of 11-12% through a cycle.
The effective tax rate for continuing operations in the second quarter was 34.6% compared to 37.4% a year earlier primarily from the favorable mix of U.S. and foreign income and lower state taxes in the current year.
“While there were a number of positives to point to in the second quarter,” said Brad Richardson, Modine Vice President, Finance and Chief Financial Officer, “our results were negatively impacted by a labor contract settlement at our South Korean operations, higher litigation expenses connected to previously disclosed items, and corporate-related severance costs.”
Fiscal 2006 first half sales from continuing operations rose 34% to $801.0 million compared with $597.9 million last year. Net earnings from continuing operations of $35.0 million, or $1.01 per fully diluted share, increased sharply from $26.4 million, or $0.77 per fully diluted share, in last year’s first six months. Including discontinued operations, the first half net loss was $(15.3) million, or $(0.44) per fully diluted share, compared to net earnings of $27.9 million, or $0.81 cents per fully diluted share, in the prior-year period.

Segment Data and Performance
Effective with the second quarter of fiscal 2006 and as announced earlier today, Modine has introduced expanded operating segment reporting to include five segments, instead of three, as a result of acquisition and divestiture activities and management structure changes in fiscal 2005 and the first half of fiscal 2006. Modine believes the expanded reporting segment structure reinforces the benefits of market, customer and geographic diversification and product breadth around its core business and technology platform in thermal management.
Original Equipment - Americas (North American Automotive, Truck and Heavy-Duty)
Second quarter sales for the Original Equipment - Americas segment increased 21% to $172.6 million from $142.9 million one year ago, driven by stronger truck volumes and the addition of the Transpro heavy-duty OE business acquired in March 2005. Operating income grew 17% to $22.9 million versus $19.7 million a year ago. The North American Truck and Automotive businesses both reported significant improvements in income from operations, while the Heavy Duty & Industrial business posted a modest operating income decline due to a product mix shift and a normal lag in the pass-through of higher raw material costs, primarily copper.
Original Equipment - Asia
Second quarter sales for the Original Equipment - Asia segment were $49.7 million versus $14.2 million a year ago when only one month of results from the July 31, 2004 acquisition of WiniaMando’s Automotive Climate Control division in South Korea were recorded. An operating loss of $(0.7) million in the second quarter compared with operating income of $0.6 million one year ago due to lower Korean commercial vehicle build rates and the impact of a labor contract settlement at the Company’s Asan City location. The labor settlement was due primarily to events surrounding annual contract negotiations. These negotiations concluded with an agreement consistent with the Korean manufacturing industry.
Original Equipment - Europe (Automotive and Heavy-Duty)
Sales for the Original Equipment - Europe segment in the second quarter increased 10% to $128.7 million from $116.8 million one year ago, driven by strength in the Heavy-Duty business and new program launches, particularly with BMW. Operating income improved 22% to $17.0 million versus $13.9 million last year, primarily due to growth in the Heavy-Duty business, which was partially offset by unfavorable product mix in the Automotive business.
Commercial HVAC&R (Heating, ventilating, air conditioning and refrigeration)
Sales for the Commercial HVAC&R segment jumped 88% to $46.1 million in the second quarter and operating income rose 50% to $4.2 million, predominantly due to the acquisition of Airedale International Air Conditioning in April 2005 as well as stronger coil volumes.
Other (Electronics Cooling and Fuel Cells)
Second quarter revenues for the Other segment of $8.2 million improved 3% versus $8.0 million one year ago on higher sales in the Electronics Cooling business, partially offset by lower revenues from the Fuel Cell market. The segment’s operating loss was $3.2 million, essentially unchanged from the prior year.

Balance Sheet and Cash Flow
Modine’s balance sheet remains strong with excellent liquidity. Total debt to capital (total debt plus shareholders’ equity) increased to 22.7% at the end of the second quarter versus 19.0% one year ago, primarily due to the Company’s share repurchase program started in May 2005 and borrowings for the Airedale acquisition. The cash balance at September 26, 2005 was $66.5 million compared with $39.3 million one year ago and $55.1 million at the close of the prior fiscal year.
As of October 14, Modine had repurchased 876,700 shares of common stock for cancellation at an average price of $34.57, or a total of approximately $30.3 million. Modine has completed slightly more than half of the 5% share buyback, or about 1.7 million shares, authorized in mid-May 2005, which also included an anti-dilution repurchase provision designed to offset the potential impact of the Company’s stock-based incentive compensation plans.
Total debt, net of operating cash, at the end of the second quarter increased to $94.6 million versus $77.8 million at the end of the first quarter and $50.5 million at the end of the last fiscal year, primarily due to borrowings of $40 million for the Airedale acquisition and, to a lesser degree, for share repurchase. Working capital of $182.3 million at the close of the second quarter increased $18.1 million from the end of fiscal 2005 principally due to the reclassification of debt to non-current, partially offset by the effects of the Aftermarket business spin-off.
“We continue our strong focus on working capital management to drive our return on invested capital and create greater economic profit,” Richardson said. “We are pleased that our inventory turns increased in the second quarter to 14.0 from 13.1 in the prior-year period. Days sales outstanding were essentially unchanged at 54 days.
“As announced, we completed a private placement of $75 million of senior unsecured notes after the close of the second quarter,” he added. “Our strong balance sheet and strategic and operating focus allowed us to obtain a competitive rate.”
Richardson reiterated that fiscal 2006 capital spending should approximate depreciation, in the vicinity of approximately $75 million, including the impacts of acquisitions in fiscal 2005.

Fiscal 2006 Outlook
“For fiscal 2006, we continue to expect earnings per share growth from continuing operations in the high single-digit to more likely the low double-digit range compared with $1.79 from continuing operations reported in fiscal 2005, along with higher returns and increasing operating cash flow,” said Rayburn. “Given the $1.01 per share earned in the first half, this would suggest a second half that is roughly comparable.”
Rayburn noted that the fiscal 2006 earnings per share guidance includes a potential negative impact of as much as 10 cents per fully diluted share in connection with the possible repatriation of unremitted European earnings related to the American Jobs Creation Act of 2004.
  Rayburn stressed that a number of economic, market and operating factors will continue to impact the Company’s performance for the balance of fiscal 2006. Positive factors include new business programs, continued strong unit demand in the truck and heavy-duty markets in North America and Europe, accretive acquisitions such as Airedale and Transpro’s heavy-duty OE business, and an aggressive share repurchase program, along with the absence of the former underperforming Aftermarket business.
However, challenging business conditions persist, Rayburn noted, in the areas of OE price-down pressures along with aggressive competitors and excess capacity, lower North American automotive build rates, a slow electronics industry recovery, and raw material and energy costs.
“We are focused on increasing business with existing customers while attracting new customers in multiple global markets with quality products, exceptional service, and new technology offerings,” Rayburn said. “Our goal remains to pursue diversification across markets, geographies and customers. We are also working hard to leverage our cost base across the growth we are seeing in the top line.”

Second Quarter Conference Call and Webcast
Modine will conduct a conference call on Thursday, October 20 at 9 a.m. Eastern Time
(8 a.m. Central Time) to discuss additional details regarding the Company’s performance for the second quarter of fiscal 2006. The call will be hosted by President and Chief Executive Officer Dave Rayburn and Vice President, Finance and Chief Financial Officer Brad Richardson. To gain access to the conference call, U.S. and Canada participants should call 800.289.0730 and international participants should call 913.981.5509. A replay of the conference call will be available through Monday, October 31 by calling 719.457.0820 or 888.203.1112 and using passcode 2248628.
Additionally, an audio Webcast of the conference call, both live and as a replay, can be accessed by visiting the Investor Relations section of Modine’s Web site at www.modine.com. Listeners are encouraged to log on to the Webcast about 10 minutes before the start of the conference call.
Founded in 1916, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The Company has more than 8,200 employees at 35 facilities in 15 countries worldwide. For information about Modine, visit www.modine.com.
This news release contains statements, including information about future financial performance, accompanied by phrases such as “believes,”“estimates,”“expects,”“plans,”“anticipates,”“will,”“intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 36 of the Company’s 2005 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. Specifically, this news release contains forward-looking statements regarding the benefits of recent acquisitions, incremental business, the share repurchase program, and continuing market strength. These forward-looking statements are particularly subject to a number of risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; and the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner. These statements are also subject to the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties.

Modine does not assume any obligation to update any of these forward-looking statements.

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)*
(In thousands, except per-share amounts)

	Three months ended September 26,		Six months ended September 26,
	2005	2004	2005	2004
Net sales	$404,152	$306,717	$800,990	$597,946
Cost of sales	324,366	242,924	640,932	471,800
Gross profit	79,786	63,793	160,058	126,146
Selling, general, & administrative expenses	57,041	42,206	107,594	81,906
Restructuring	-	(600)	-	922
Income from operations	22,745	22,187	52,464	43,318
Interest (expense)	(1,837)	(1,498)	(3,381)	(2,764)
Other income - net	997	1,558	3,668	2,531
Earnings from continuing operations before income taxes	21,905	22,247	52,751	43,085
Provision for income taxes	7,583	8,327	17,731	16,653
Earnings from continuing operations	14,322	13,920	35,020	26,432

Earnings from discontinued operations (net of income taxes)	404	132	457	1,429
Loss on spin off of discontinued operations	(50,815)	-	(50,815)	-
Net (loss)/earnings	($36,089)	$14,052	($15,338)	$27,861

Earnings from continuing operations as a percent of net sales	3.5%	4.5%	4.4%	4.4%

Earnings per share from continuing operations:
Basic	$0.42	$0.41	$1.02	$0.78
Diluted	$0.41	$0.40	$1.01	$0.77
Net (loss)/earnings per share:
Basic	($1.06)	$0.41	($0.45)	$0.82
Diluted	($1.04)	$0.41	($0.44)	$0.81
Weighted average shares outstanding:
Basic	34,185	34,018	34,257	33,975
Diluted	34,779	34,415	34,705	34,339

Net cash provided by operating activities	$27,739	$28,976	$49,992	$31,676
Dividends paid per share	$0.1750	$0.1525	$0.3500	$0.3050

Comprehensive earnings from continuing operations, which represents net earnings adjusted by the change in foreign-currency translation, minimum pension liability, and a cashflow hedge of a benchmark interest rate for a forecasted debt borrowing, recorded in shareholders' equity, for the periods ended September 26, 2005 and 2004, respectively, were $13,228 and $15,498 for 3 months, and $17,943 and $22,979 for 6 months.

Consolidated condensed balance sheets (unaudited)
(In thousands)
	Sept. 26, 2005	March 31, 2005
Assets
Cash and cash equivalents	$66,464	$55,091
Trade receivables - net	240,570	251,734
Inventories	91,900	149,781
Other current assets	45,984	52,724
Total current assets	444,918	509,330
Property, plant, and equipment - net	460,208	496,180
Other noncurrent assets	170,914	146,645
Total assets	$1,076,040	$1,152,155
Liabilities
Debt due within one year	$108	$64,912
Accounts payable	148,670	159,876
Other current liabilities	113,889	120,306
Total current liabilities	262,667	345,094
Long-term debt	160,961	40,724
Deferred income taxes	42,593	44,072
Other noncurrent liabilities	61,156	62,485
Total liabilities	527,377	492,375
Shareholders' equity	548,663	659,780
Total liabilities & shareholders' equity	$1,076,040	$1,152,155

*Certain prior-year amounts have been reclassified in the consolidated financial statements to conform with the current year presentation. These include a reclassification of certain other income & expense items to sales,
S.G.&A. and manufacturing overhead, along with additional allocations of certain centralized services expenses from corporate and administrative expenses to the attributable individual segments and their divisions in order to more accurately reflect their operating results.

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)*
(In thousands)
Six months ended September 26,		2005	2004

Net (loss) / earnings		($15,338)	$27,861
Adjustments to reconcile net earnings with cash provided
by operating activities:
Depreciation and amortization		36,145	32,857
Loss on spin-off of aftermarket business		50,358	-
Other - net		1,521	628
		72,686	61,346

Net changes in operating assets and liabilities		(22,694)	(29,670)

Cash flows provided by operating activities		49,992	31,676

Cash flows from investing activities:
Expenditures for plant, property, & equipment		(30,136)	(29,770)
Acquisitions, net of cash		(37,491)	(82,605)
Return of capital		-	-
Spin-off of aftermarket business (cash transferred)		(3,725)	-
Proceeds for dispositions of assets		-	1,125
Other- net		198	(546)
Net cash (used for) investing activities		(71,154)	(111,796)

Cash flows from financing activities:
Net increase/(decrease) in debt		60,000	52,166
Derivative forward contract - interest rate lock		(1,794)	-
Issuance of common stock, including treasury stock		8,597	3,816
Repurchase of common stock, treasury & retirement		(24,261)	(483)
Cash dividends paid		(12,140)	(10,424)
Other - net		4,526	5,165
Net cash provided by financing activities		34,928	50,240

Effect of exchange rate changes on cash		(2,393)	(596)

Net increase / (decrease) in cash and cash equivalents		11,373	(30,476)

Cash and cash equivalents at beginning of the period		55,091	69,758

Cash and cash equivalents at end of the period		$66,464	$39,282

Condensed segment operating results (unaudited)**
(In thousands)

	Three months ended Sept. 26,		Six months ended Sept. 26,
	2005	2004		2005	2004
Sales:
Original Equipment - Americas	$172,607	$142,855		$337,537	$284,378
Original Equipment - Asia	49,722	14,215		107,549	14,215
Original Equipment - Europe	128,740	116,783		268,733	238,633
Commercial HVAC&R	46,093	24,498		74,549	43,497
Other	8,201	8,030		14,989	16,432
Segment sales	405,363	306,381		803,357	597,155
Corporate and Administrative	774	1,271		1,567	2,424
Eliminations	(1,985)	(935)		(3,934)	(1,633)
Net sales	404,152	306,717		800,990	597,946

Operating income/(loss):
Original Equipment - Americas	$22,919	$19,672		$43,845	$40,966
Original Equipment - Asia	(687)	626		1,874	626
Original Equipment - Europe	16,954	13,920		37,969	28,096
Commercial HVAC&R	4,207	2,808		6,430	4,745
Other	(3,232)	(3,104)		(7,284)	(7,631)
Segment income	40,161	33,922		82,834	66,802
Corporate and Administrative Expenses	(17,443)	(11,771)		(30,427)	(23,522)
Eliminations	27	39		57	36
Other Items Not Allocated to a Segment	(840)	57		287	(231)
Income from continuing operations	21,905	22,247		52,751	43,085

** Prior year segment results have been reclassified to conform to the current year presentation.
In the current year, six months of the Korean and Chinese acquisitions results are included in Original Equipment - Asia segment and six months of the Jackson, Mississippi acquisition results are included in the Original Equipment -

Americas segment, while four months of the Airedale acquisition results are included in the Commercial HVAC&R segment. The Korean acquisition was included for one month in the prior year while the Chinese, Jackson, and Airedale acquisitions were not included in the prior periods as they were acquired later in fiscal 2005 and fiscal 2006.

** Definition - Return from continuing operations on average capital employed (ROACE)
The sum of, earnings from continuing operations and adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders' equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

Management discussion concerning the use of the financial measure - Return from continuing operations on average capital employed
Return from continuing operations on average capital employed is not a measure derived under generally accepted accounting principles
(GAAP) and should not be considered as a substitute for any measure derived in accordance with GAAP. Management believes that return from continuing operations on capital employed provides investors with helpful supplemental information about the Company's performance, ability to provide an acceptable return on all the capital utilized by the Company, and ability to fund growth. This measure may not be consistent with similar measures presented by other companies.

Modine Manufacturing Company
Return from continuing operations on average capital employed (unaudited)
(In thousands)
Trailing four quarters ended September 26,	2005

Earnings from continuing operations	$70,276
Plus interest expense from continuing operations net of tax benefit at total company effective tax rate	4,536
Net return	$74,812

Divided by:
Average capital (debt + equity, last five quarter ends / divided by 5)	$675,736

Return from continuing operations on average capital employed	11.1%

Interest expense from continuing operations	$6,946
Total company effective tax rate	34.7%
Tax benefit	2,410
Interest expense, net of tax benefit	$4,536